Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Kyocera Corporation on Form S-8 (File Nos. 33-84904, 33-98132, 33-99134, 33-99140, 33-99150, 33-99154, 333-121098, and 333-138316) of our report dated June 25, 2015 relating to our audits of the statements of net assets available for benefits of Kyocera Retirement Savings and Stock Bonus Plan as of December 31, 2014 and 2013 and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Kyocera Retirement Savings and Stock Bonus Plan.

/s/   SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California

June 25, 2015